ANNUAL MEETING REPORT

An Annual Meeting of Shareholders was held on July 8, 2011. Shareholders voted to elect Trustees of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified. The following votes were cast with respect to each of the nominees:

                           For 	        Withheld
Rakesh K. Jain 		14,509,908 	1,043,366
Lucinda Stebbins 	14,580,087 	973,187

Rakesh K. Jain, Ph.D. and Lucinda H. Stebbins, CPA were elected to serve until the 2014 Annual Meeting. Trustees serving until the 2012 Annual Meeting are Lawrence S. Lewin, Daniel R. Omstead, Ph.D. and Uwe E. Reinhardt, Ph.D. Trustees serving until the 2013 Annual Meeting are Oleg
M. Pohotsky and William S. Reardon, CPA.

Shareholders ratified the appointment of Deloitte & Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2011 by the following votes:

For 		Against 		Abstain
14,800,678 	176,887 		575,709

Shareholders approved an amendment to the Declaration of Trust of H&Q Healthcare Investors to remove certain limitation on the Trustees' authority to cause the Fund torepurchase its outstanding shares by the following votes:

For 		Against 		Abstain 		Non Votes
11,440,142 	957,919 		255,309 		2,899,904